Exhibit 10.1
FIRST AMENDMENT TO LEASE
     This First Amendment to Lease (this “Amendment”), made as of March 16, 2006, by and between ARE-MA REGION NO. 28, LLC, a Delaware limited liability company (“Landlord”) and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
     WHEREAS, Landlord is the owner of certain land and improvements located at 300 Third Street, Cambridge, Massachusetts (the “Building”); and
     WHEREAS, Landlord has leased certain space within the Building including, but not limited to, certain space on the third and fourth floors of the Building to Tenant pursuant to a certain Lease dated as of September 26, 2003 (the “Original Lease”) between Landlord’s predecessor in interest, Three Hundred Third Street LLC, and Alnylam U.S., Inc., a Delaware corporation that is a subsidiary of Tenant and was formerly known as Alnylam Pharmaceuticals, Inc. (the “Original Tenant”), which Original Lease was assigned by the Original Tenant to Tenant pursuant to an Assignment of Lease dated February 28, 2006, as more particularly described in the Original Lease; and
     WHEREAS, Tenant desires to lease certain additional space on the fourth floor containing approximately 17,823 square feet (the “Additional Premises”) and otherwise amend the Original Lease in certain particulars; and
     WHEREAS, Landlord and Tenant have agreed to amend the Original Lease in certain particulars to accomplish the foregoing and other matters set forth herein as more particularly provided below.
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
          1.    Defined Terms.
     All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Original Lease. In the event of any inconsistency between the Original Lease and this Amendment, the provisions of this Amendment shall control, and all other provisions of the Original Lease shall remain in full force and effect. The Original Lease, as amended by this Amendment, is hereinafter referred to as the “Lease”.

          2.    Additional Premises Commencement Date.
     The Effective Date and the Rent Commencement Date with respect to the Additional Premises shall be July 1, 2006 (the “Additional Premises Commencement Date”).
          3.    Modifications to Original Lease. As of the Additional Premises Commencement Date, the Original Lease is hereby modified as follows:
(a)	Article 1D entitled “Premises” is hereby deleted in its entirety and replaced with the following:

D. Premises:	Square feet (Rentable): A total of approximately 61,881 comprised of 32,537 square feet on Level 03 (the “Third Floor Premises”), 28,428 square feet on Level 04 (the “Fourth Floor Premises”), 366 square feet relating to the rooftop penthouse, 185 square feet relating to the acid neutralization room and 365 square feet relating to the Level P-1 chemical storage room (the rooftop penthouse, acid neutralization room and chemical storage room are hereinafter collectively referred to as the “Peripheral Spaces”)
(b)	Article 1F entitled “Landlord’s Address” is hereby deleted in its entirety and replaced with the following:

F. Landlord’s Address:	c/o Cornerstone Real Estate Advisers LLC
Suite 401
180 Glastonbury Boulevard
Glastonbury, Connecticut 06033
Attention: Northeast Regional Director

And a copy to: Attention: David Romano,
Vice President, Asset Manager
(c)	Article 1K entitled “Monthly Rent” is hereby amended to add the following:
Monthly Rent for the Additional Premises:

PERIOD	MONTHLY RENT
July 1, 2006 — June 30, 2007	$8,874.37
July 1, 2007 — September 2011	$17,748.74

(d)	Article 1R entitled “Parking Fee/Parking Spaces” is hereby amended to delete the number “45” and substitute the number “55” in lieu thereof for the period July 1, 2006 through June 30, 2007, and substitute the number “65” in lieu thereof for the period from July 1, 2007 through the remainder of the Term.

(e)	Article 4A is hereby amended to provide that, notwithstanding anything contained herein to the contrary, Tenant shall have no obligation to pay Tenant’s Pro Rata Share of Operating Expenses or Taxes attributable to fifty percent (50%) of the Additional Premises during the period July 1, 2006 through and including June 30, 2007.

(f)	Article 30 is hereby amended to delete the following:

Joel R. Bloom, Esq. Mintz Levin Cohn Ferris Glovsky and Popeo, PC One Financial Center Boston, MA 02111

and substitute the following in lieu thereof:

Joseph L. Faber Faber Daeufer & Rosenberg PC 1050 Winter Street, Suite 1000 Waltham, MA 02451

(g)	Exhibit A of the Original Lease is hereby amended to add the Additional Premises as more particularly shown on Exhibit A attached hereto.
          4.    Condition of Additional Premises. No promise of Landlord to alter, remodel, repair or improve the Additional Premises and no representation, either expressed or implied, respecting any matter or thing relating to the Additional Premises (including the condition of the Additional Premises) has been made by Landlord to Tenant. Tenant shall perform the Tenant Improvements to the Additional Premises in accordance with the terms and provisions contained in Exhibit B hereto. The Additional Premises shall be taken “as is.” The taking of possession of the Premises by Tenant shall conclusively establish that the Additional Premises were at such time in satisfactory condition, subject to Landlord’s continuing obligations to provide services pursuant to the terms of the Lease.
          5.    Ratification of Lease; Effect of Amendment. The Original Lease, as amended by this Amendment, is hereby ratified and confirmed, and each and every provision, covenant, condition, obligation, right and power contained in and under, or existing in connection with, the

Original Lease, as amended by this Amendment, shall continue in full force and effect from and after the date hereof and throughout the Term. This Amendment is not intended to, and shall not be construed to, effect a novation, and, except as expressly provided in this Amendment, the Original Lease has not been modified, amended, canceled, terminated, surrendered, superseded or otherwise rendered of no force and effect. Tenant acknowledges and agrees that the Original Lease, as amended by this Amendment, is enforceable against Tenant in accordance with its terms. The Original Lease and this Amendment shall be construed together as a single instrument.
          6.    No Defaults, Counterclaims or Rights of Offset; Release of Landlord. Tenant hereby warrants and represents that, to its knowledge, as of the date of the execution of this Amendment by Tenant, there are no defaults under the Lease in respect of Landlord’s performance thereunder and there exist no defenses, counterclaims or rights of offset with respect thereto. Tenant, for itself, its officers, directors, members, shareholders and their respective legal representatives, successors and assigns, does hereby absolutely and irrevocably waive, remise, release and forever discharge Landlord, its successors, assigns, partners, employees, affiliates, attorneys and agents, of and from, any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, for items or matters that Tenant could have been aware of or known about, through and including the date of execution and delivery of this Amendment in connection with or relating to the Lease or the transactions contemplated hereby. Nothing contained in this paragraph shall be construed to release Tenant from its obligations under the Lease throughout the Term of the Lease (including the Extended Term).
          7.    Brokers. Landlord and Tenant represent and warrant to each other that neither has dealt with any broker, finder or agent in procuring this Amendment except for Meredith & Grew (the “Broker”). Tenant and Landlord represent and warrant to each other that (except with respect to the Broker, with whom Palm, Inc. has entered into a separate brokerage agreement and Landlord shall have no liability or obligation to Broker whatsoever in connection therewith) no broker, agent, commission salesperson, or other person has represented it in the negotiations for and procurement of this Amendment and of the Additional Premises and that no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person. Tenant and Landlord agree to indemnify and hold harmless each other, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns from and against any and all loss, liabilities, claims, suits, or judgments (including, without limitation, reasonable attorneys’ fees and court costs incurred in connection with any such claims, suits, or judgments, or in connection with the enforcement of this indemnity) for any fees, commissions, or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship not referenced in this paragraph.
          8.    Successors and Assigns. This Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

          9.    Counterparts. This Amendment may be executed in a number of identical counterparts, each of which for all purposes shall be deemed to be an original, and all of which shall collectively constitute but one agreement, fully binding upon, and enforceable against the parties hereto.
          10.    Authority.
          (a)      Landlord represents and warrants that (i) the execution and delivery of this Amendment by Landlord has been duly authorized; (ii) the individual executing this Amendment on behalf of Landlord is duly authorized and empowered to do so and to bind Landlord accordingly; (iii) the Landlord named herein is the holder of the interest of “Landlord” under the Lease and has the full right, power and authority to enter into this Amendment; and (iv) Landlord has obtained all consents, approvals or joinders of any third parties as are required in order for Landlord to enter into, perform and give full force and effect to this Amendment
          (b)      Tenant represents and warrants that (i) the execution and delivery of this Amendment by Tenant has been duly authorized; (ii) the individual executing this Amendment on behalf of Tenant is duly authorized and empowered to do so and to bind Tenant accordingly; (iii) the Tenant named herein is the holder of the interest of “Tenant” under the Lease and has the full right, power and authority to enter into this Amendment; and (iv) Tenant has obtained all consents, approvals or joinders of any third parties as are required in order for Tenant to enter into, perform and give full force and effect to this Amendment.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURES APPEAR THE FOLLOWING PAGE

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first written above.
TENANT:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Patricia L. Allen
Name:	Patricia L. Allen
Title:	VP, Finance & Treasurer
Date as of:	3/16/06
LANDLORD:
ARE-MA REGION NO. 28, LLC,
a Delaware limited liability company
By:	Alexandria Real Estate Equities, L.P., a Delaware limited liability company, its member
By:	ARE-QRS Corp., a Maryland corporation, Its general partner

By:	/s/ Jennifer Pappas
	Name:	Jennifer Pappas
	Title:	V.P. & Assistant Secretary
Date: 3/16/06

EXHIBIT A

Additional Premises
[Graphical Depiction of Floor Plan of Additional Premises Appears Here]

A-1

EXHIBIT B
Tenant’s Work
     1.    (a)    Tenant shall, at such time as Tenant is prepared to so do (the “Plan Submission Date”), at Tenant’s expense, submit to Landlord final and complete dimensioned and detailed plans and drawings of partition layouts (including openings), ceiling and lighting layouts, colors, mechanical and electrical circuitry plans and any and all other information as may be reasonably necessary to complete the construction of the Additional Premises in accordance with this Exhibit B (such plans are collectively referred to herein as “Tenant’s Plans”). The partition layout, and ceiling and lighting layout plans shall be 1'0" = 1/8" scale. Tenant shall submit Tenant’s Plans and any other plans required by this Exhibit B to Landlord in form, quality and quantity acceptable for the purposes of filing for a building permit with the Building Department of the City, and such plans shall be signed and sealed by an architect licensed in the Commonwealth of Massachusetts;
            (b)    Landlord shall approve Tenant’s Plans as soon as reasonably possible or designate by notice to Tenant the specific changes required to be made to Tenant’s Plans, which Tenant shall make within three (3) business days of receipt. This procedure shall be repeated until Tenant’s Plans are finally approved by Landlord.
            (c)    Any architect or designer acting for or on behalf of Tenant shall be deemed an agent of and authorized to bind Tenant in all respects.
            (d)    All plans, drawings and specifications with respect to the Additional Premises required to be submitted by Tenant to Landlord shall comply with and conform to the Building plans filed with the Department of Buildings, Building standard specifications (the receipt of which Tenant hereby acknowledges) and with all the rules, regulations and/or other requirements of any governmental department having jurisdiction over the construction of the Building and/or Additional Premises. Tenant shall prepare drawings in accordance with pre-existing conditions and field measurements.
            (e)    Landlord’s review of Tenant’s Plans is solely to protect the interests of Landlord in the Building and the Additional Premises, and Landlord shall be neither the guarantor of, nor responsible for, the correctness or accuracy of Tenant’s Plans, or the compliance of Tenant’s Plans with applicable requirements of any governmental authority. Landlord’s review and approval of any submissions shall not be deemed to be an approval of the adequacy for any particular purpose or system capacity or the cost of the Tenant Improvements.
            (f)    Tenant shall reimburse Landlord for actual costs incurred by Landlord to approve all submissions submitted pursuant to this Exhibit B.
     2.    (a)    Tenant shall, at its expense (except for the Allowance), in accordance with the terms and conditions of this Exhibit B. be responsible for the construction of all improvements and alterations necessary to prepare the Additional Premises to conform with Tenant’s Plans (the “Tenant Improvements”). After completion of Tenant’s Plans, Tenant shall submit Tenant’s Plans to the appropriate governmental body for plan checking and a building permit. Tenant shall deliver a copy of the building permit to Landlord prior to the commencement of construction of the Tenant Improvements. Tenant shall not make any changes to Tenant’s Plans once finally approved by Landlord without Landlord’s consent.
            (b)    Tenant shall select a contractor (the “Contractor”), subject to the approval of Landlord, which approval will not be unreasonably withheld and shall be granted or denied within 15 calendar days of request for such approval. With its request for approval of the Contractor, Tenant shall furnish to Landlord such information concerning the proposed Contractor’s background and experience as Landlord may reasonably require. A price for a construction contract based on Tenant’s Plans shall be mutually agreed upon by Tenant and the Contractor. Tenant shall enter into an agreement with the Contractor to build the Tenant Improvements, at Tenant’s sole cost, except for the Allowance. Notwithstanding anything contained herein to the contrary, Tenant shall be required to use AHA Consultants for any engineering of Tenant Improvements related to mechanical, electrical or plumbing work.
          The construction contract will provide for progress payments, no more frequently than once per calendar month, in minimum increments of $25,000.00, and each progress payment will be funded as follows: Landlord will fund the percentage of each progress payment equal to a fraction expressed as a percentage, the numerator of which is the Allowance and the denominator of which is the total cost of the Tenant Improvements; and Tenant will fund the remainder. Ten percent (10%) of each progress payment shall be retained by Landlord until Tenant delivers, or causes to be delivered, to Landlord a certificate of occupancy or certificate of completion, in form and substance reasonably satisfactory to Landlord, with respect to the Additional Premises together with final and unconditional waivers of mechanic’s liens concerning the work for all labor and services performed and all material furnished in connection with the work, signed by the Contractor and all subcontractors, suppliers, and laborers involved in the work. Notwithstanding anything contained herein or in the Lease to the contrary, Landlord shall have no obligation to disburse any portion of the Allowance during any period of time that Tenant is in default of its obligations under the Lease or upon or following termination of the Lease.
            (c)    If the cost of the design and construction of the Tenant Improvements is less than the Allowance, the difference shall be retained by Landlord. In the event that Tenant requests any changes to Tenant’s Plans, Landlord shall not unreasonably withhold its consent to any such changes, provided the changes do not adversely affect the Building’s structure, systems, equipment or appearance, but if such changes increase the cost of constructing the Tenant Improvements shown on Tenant’s Plans, Tenant shall pay such increased costs to the Contractor when the request is approved by Landlord.
            (d)    The Allowance will be applied to the construction of the Tenant Improvements, related design and engineering costs and for no other purpose. The Allowance shall be an amount equal to $445,575.00 (the “Allowance”). All costs attributable to the Tenant Improvements in excess of the Allowance shall be paid for by Tenant.
     3.    (a)    Before beginning the Tenant Improvements, Tenant shall pay for and deliver to Landlord policies and certificates of insurance in amounts and with such companies as shall be reasonably satisfactory to Landlord, such as, but not limited to Public Liability, Property Damage and Workmen’s Compensation, to protect Landlord and Tenant during the period of performing the Tenant Improvements. Landlord and the Contractor shall be named as insured parties in such policies or certificates of insurance and the same shall remain in effect during the period of the performance of the Tenant Improvements.

            (b)    All the Tenant Improvements shall be in accordance with the rules and regulations of any governmental department or bureau having jurisdiction thereover and shall not conflict with, or be in violation or cause any violation of, Landlord’s basic Building plans and/or the construction of the Building, and all the Tenant Improvements shall be completed free of all liens and encumbrances. All permits which may be required by Tenant for the Tenant Improvements shall be procured and paid for by Tenant or, if Landlord shall deem the same advisable, Landlord may procure such permits and Tenant shall pay for the same. No plans and/or specifications required to be filed by Tenant pursuant to any work contemplated to be performed by it within the Additional Premises shall be filed or submitted to any governmental authority having jurisdiction thereover without first having obtained Landlord’s approval of same.
            (c)    Upon completion of the Tenant Improvements, Tenant will remove all debris and excess materials from the Building and the Additional Premises.
            (d)    The labor employed by Tenant or the Contractor shall always be harmonious and compatible with the labor employed by Landlord or any contractors or sub-contractors of Landlord. Should such labor be incompatible with such Landlord’s labor as shall be determined by the sole judgment of Landlord, to be exercised in good faith, Landlord may require Tenant to withdraw from the Additional Premises until the completion of work by Landlord.
            (e)    In the event Tenant or the Contractor shall enter upon the Additional Premises or any other part of the Building, as may be permitted by Landlord, Tenant shall indemnify and save Landlord free and harmless from and against any and all claims arising from or out of any entry thereon or the performance of the Tenant Improvements and from and against any and all claims arising from or claimed to arise from any act or neglect of Tenant or Tenant’s representatives or from any failure to act, or for any other reason whatsoever arising out of said entry or such work.
            (f)    Tenant Improvements which Landlord reasonably determines are specialized to Tenant’s use and occupancy of the Additional Premises including, without limitation, wiring and cabling shall, at the election of Landlord, either (1) be removed by Tenant at its expense before the expiration or earlier termination of the term of the Lease or (2) remain upon the Additional Premises and be surrendered therewith without disturbance, molestation or injury upon the expiration or earlier termination of the Lease. If Landlord requires the removal of all or part of the specialized Tenant Improvements, Tenant, at its expense, shall repair any damage to the Additional Premises or the Building caused by such removal. If Tenant fails to remove any specialized Tenant Improvements upon Landlord’s request, then Landlord may (but shall not be obligated to) remove the same and the cost of such removal and repair of any damage caused by the same, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same, shall be charged to Tenant and paid upon demand.
     4.    Tenant accepts the Additional Premises in its “as is” condition and acknowledges that it has had an opportunity to inspect the Additional Premises. In no event shall Tenant be eligible to receive or entitled to any credit for any portion of the Allowance not used by Tenant by July 31, 2008. Tenant shall be responsible for the maintenance, repair and replacement of all Tenant Improvements unless the same is necessitated by the negligent acts of Landlord.
     5. Tenant hereby authorizes David M. Konys as Tenant’s representative to act on its behalf and represent its interests with respect to all matters which pertain to the construction of Tenant Improvements, and to make decisions binding upon Tenant with respect to such matters. Landlord hereby authorizes William Byrne to be Landlord’s representative in connection with construction of the Tenant Improvements. Tenant hereby expressly recognizes and agrees that no other person claiming to act on behalf of the Landlord is authorized to do so, and any costs, expenses liabilities or obligations incurred or paid by Tenant in reliance on the discretion of any such other person shall be Tenant’s sole responsibility.
     6.    In the event of a conflict between the terms and provisions of the Lease and the terms and provisions of this Exhibit, the terms and provisions of this Exhibit shall control.

ASSIGNMENT OF LEASE
     FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged, Alnylam U.S., Inc. f/k/a Alnylam Pharmaceuticals, Inc., having a principal address of 300 Third Street, Cambridge, Massachusetts (“Assignor”), hereby assigns to the Alnylam Pharmaceuticals, Inc., its parent, having a principal address of 300 Third Street, Cambridge, Massachusetts (“Assignee”), that certain Lease (the “Lease”) dated as of September 26, 2003, by and between Three Hundred Third Street, LLC, as Lessor, and the Assignor, as Lessee, relating to premises located in 300 Third Street, Cambridge, Massachusetts, as described in the Lease, a Notice of which is filed and recorded with the Middlesex South Registry of Deeds recorded in Book 41095, Page 076.
     Further, Assignee hereby accepts such assignment and assumes all of Lessee’s obligations under the Lease.
     This Assignment of Lease shall inure to the benefit of and be binding upon Assignor and Assignee and their respective successors and assigns.
     EXECUTED as an instrument under seal as of the 28th day of February, 2006.

ASSIGNEE:	ASSIGNOR:

ALNYLAM PHARMACEUTICALS, INC.	ALNYLAM U.S., INC. f/k/a Alnylam Pharmaceuticals, Inc.

By: /s/ Patricia L. Allen	By: /s/ Patricia L. Allen

Name: Patricia L. Allen Title VP, Finance & Treasurer	Name: Patricia L. Allen Title: Treasurer
COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss	March 1, 2006
     Before me, the undersigned notary public, personally appeared Patricia Allen, VP Finance & Treasurer, whose name is signed on the preceding document, and such person acknowledged to me that he signed such document voluntarily for its stated purpose. The identity of such person was proved to me through satisfactory evidence of identification, which was [_] photographic identification with signature issued by a federal or state governmental agency, [_] oath or affirmation of a credible witness, or [x] personal knowledge of the undersigned,
/s/ Ann M. Saitta
Notary Public
My Commission Expires: March 7, 2008
COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss	March 1, 2006
     Before me, the undersigned notary public, personally appeared Patricia Allen, Treasurer, whose name is signed on the preceding document, and such person acknowledged to me that he signed such document voluntarily for its stated purpose. The identity of such person was proved to me through satisfactory evidence of identification, which was [_] photographic identification with signature issued by a federal or state governmental agency, [_] oath or affirmation of a credible witness, or [x] personal knowledge of the undersigned,
/s/ Ann M. Saitta
Notary Public
My Commission Expires: March 7, 2008